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Bakersfield Renewable Fuels, LLC
Executive Short-Term Incentive Plan
1.Background and Purpose.
1.1Purpose. The purpose of the Bakersfield Renewable Fuels Executive Short-Term Incentive Plan is to attract and retain the best available personnel, to provide additional incentives to employees, directors and consultants and to promote the success of the Company’s business.
1.2Effective Date. The Plan is effective August 28, 2024 (the “Effective Date”), and shall remain in effect until it has been terminated pursuant to Section 9.5.
1.3Nature of Plan. The Plan is intended to constitute an unfunded bonus program as described in Department of Labor Regulations Section 2510.3-2(c), and an “unfunded” plan for purposes of the Code. Any deferral of incentive compensation under this Plan is intended to be for a limited period of time only and for the purposes of encouraging a Participant’s continued employment with and/or service to the Company and its Affiliates, and the Plan is not intended to provide retirement income to Participants or to systematically defer income of Participants to the termination of covered employment or beyond. The Plan shall be interpreted, operated and administered in a manner consistent with these intentions.
2.Definitions. The following terms shall have the following meanings:
2.1“Administrator” means the Compensation Committee of the Board of Directors of the ultimate parent corporation of the Company.
2.2“Affiliate” means with respect to any Person, any other Person, other than an individual, that is directly or indirectly controlling, controlled by or under common control with such Person.
2.3“Award” means each Participant’s individual cash bonus established pursuant to that certain BKRF Executive Incentive Plan Milestones and Conditions dated as of August 28, 2024, approved by each of the Administrator and Orion Energy Partners TP Agent, LLC, in its capacity as Administrative Agent, subject to the terms and conditions of the Plan and as set forth in the Participant’s Award Agreement.
2.4“Award Agreement” means the written agreement, substantially in the form attached hereto as Appendix A, between the Participant and the Company evidencing such Participant’s Award and participation under, and agreement to be bound by the terms of, the Plan.
2.5“Cause” has the meaning set forth in the Award Agreement.

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2.6“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events following the Commencement Date:
(a)Any Person, becomes the beneficial owner, directly or indirectly, of voting securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities; provided, however, that the following two items shall not be deemed a Change in Control: (i) the acquisition of securities of the Company directly from the Company, including in connection with a bona fide financing transaction or (ii) the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock;
(b)There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the equity holders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the ultimate parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(c)There is consummated a sale, lease, exclusive license or other disposition (of any kind) of all or substantially all of the consolidated assets of the Company and its subsidiaries during any 12 month period, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by the equity holders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(d)Individuals (if any) who, on the Commencement Date, have been appointed by the Sole Member to serve as members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of such Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, nor shall it include any of the preceding events if caused by or done in connection with a restructuring, enforcement action, foreclosure, or a bankruptcy filing or any transaction ancillary thereto.

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2.7“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
2.8“Company” means Bakersfield Renewable Fuels, LLC, and any successor thereto.
2.9“Credit Agreement” means that certain credit agreement, dated as of May 4, 2020 (as amended, amended and restated, modified and supplemented), by and among the Sole Member, as the borrower, the Company, BKRF OCP, LLC, as pledgor, Orion Energy Partners TP Agent, LLC, in its capacity as the administrative agent, and the Lender Group.
2.10“Deleveraging Metric” means the balance of total invested capital by the Lender Group at or below $400,000,000. For the avoidance of doubt, principal repayments to the Lender Group shall be considered as a return of invested capital to the Lender Group but fees, interest payments and similar amounts shall not.
2.11“Disability” means that the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for continuous period of not less than twelve (12) months, or (b) determined to be totally disabled by the Social Security Administration.
2.12“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations issued thereunder.
2.13“Good Reason” has the meaning set forth in the Award Agreement.
2.14“Group Company” means the Company and its Affiliates.
2.15“Lender Group” means the lenders who have funded loans to the Company under the Credit Agreement.
2.16“Milestones” means to the extent applicable pursuant to a Participant’s Award, the Service Milestone, the Retention Milestone, the Deleveraging Milestone, and additional milestones or conditions, if any, as set forth in a Participant’s Award Agreement, each as determined in accordance with Section 5.2.
2.17“Participant” means any regular full-time employee selected by the Administrator to participate in the Plan pursuant to the Award Agreement.
2.18“Plan” means this Bakersfield Renewable Fuels Executive Short-Term Incentive Plan, as hereafter amended from time to time.
2.19“Person” means an individual, corporation, partnership, limited liability company, business trust, estate, unincorporated association, joint venture or other entity of whatever nature.

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2.20“Project” means the Company’s renewable diesel facility located in Bakersfield, California that will process renewable feedstock into renewable diesel and other renewable products.
2.21"Renewable Diesel Metric” means that the Project has produced at least an average of 8,000 barrels per day of finished Renewable Diesel in accordance with the Product Specification as defined in the Supply and Offtake Agreement between the Company and Vitol Americas Corp. dated as of June 25, 2024, over any sixty (60) day period; provided, however, that if the Renewable Diesel Metric is achieved prior to December 1, 2024, it shall be deemed to occur on December 1, 2024.
2.22“Sole Member” means BKRF OCB, LLC, as the sole member of the Company.
3.Administration.
3.1Administration of the Plan. The Plan shall be administered by the Administrator.
3.2Authority of the Administrator. Subject to the provisions of the Plan and applicable law, the Administrator shall have the power to: (a) designate Participants; (b) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (c) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (d) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan. Notwithstanding the foregoing, the Administrator shall not, without approval of the Lender Group in accordance with the Credit Agreement, grant or amend the terms of Awards hereunder or materially amend or waive any material terms and conditions of the Plan or any Awards. Any action taken by the Administrator in contravention of the foregoing limitation shall be considered null and void ab initio and shall not be binding on the Company.
3.3Decisions Binding. Except as otherwise provided herein, all determinations and decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, and shall be given the maximum deference permitted by law.
3.4Delegation. The Administrator, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors (or any committee thereof) and/or officers of the Company.
3.5Agents; Limitation of Liability. The Administrator may appoint agents to assist in administering the Plan. The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or them by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Any officer or employee of the Company acting at the direction or on behalf of the Administrator shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan.

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4.Eligibility and Participation.
4.1Eligibility. Full-time employees of the Company or one of its Affiliates in good standing are eligible to be designated by the Administrator to participate in the Plan. An individual who is designated as a Participant is not guaranteed or assured of being selected for participation in any subsequent Plan.
4.2Participation. Each Participant will be notified of his or her eligibility to participate in the Plan by receipt of a written Award Agreement. Any payments made under the Plan shall be further subject to the terms of the Award Agreement, which Participant will be required to execute and return to the Company.
5.Terms of Awards.
5.1Award Amounts. Each Participant will be eligible to receive a cash bonus payment upon satisfaction of Milestones set forth in such Participant’s Award Agreement. For the avoidance of doubt, in no event will a Participant receive more than one payment under its applicable Award Agreement or the Plan in respect of each Milestone.
5.2Determination of Milestones. The Administrator has established the following Milestones for Participant eligibility to receive payment under this Plan and its applicable Award Agreement.
(a)Service Milestone. To the extent set forth in its applicable Award, each Participant shall be eligible to receive a payment in the amount set forth in such Participant’s Award Agreement for the “Service Milestone” if Participant remains continuously employed in good standing by the Company or one of its affiliates from the Effective Date through September 1, 2024.
(b)Retention Milestones. To the extent set forth in its applicable Award, each Participant shall be eligible to receive a payment in the amount of its applicable Award set forth in the Participant’s Award Agreement on each of a specified date (each a “Retention Date”) if the Participant remains continuously employed in good standing by the Company or one of its affiliates from the Effective Date through the applicable Retention Date set forth in the Award; provided, however, that certain payments for each applicable Retention Date shall not be payable until the date the Company attains the Renewable Diesel Metric; and provided, further, that if Participant does not remain employed by the Company or one of its affiliates on the applicable Retention Date, the amount paid to such Participant for any Retention Date shall be subject to clawback as set forth in Section 7.1.
(c)Deleveraging Milestone. To the extent set forth in its applicable Award, each Participant shall be eligible to receive a payment in the amount set forth in the Participant’s Award Agreement for the “Deleveraging Milestone” if the Participant remains continuously employed by the Company or one of its affiliates in good standing from the Effective Date through the date the Deleveraging Metric is achieved.

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(d)The Administrator may approve, in its discretion, additional Milestones for any or some Participants, and such additional Milestones shall be set forth in such Participant’s applicable Award Agreement and shall be deemed to be a “Milestone” for purposes of this Section 5.2
6.Payment of Awards.
6.1Determination of Awards.
(a)The Administrator shall determine in its sole discretion whether the applicable Milestone is attained for purposes of this Plan.
(b)Except with respect to any earlier payment under Section 7 or Section 8, any Award that becomes due shall be paid within fifteen (15) days after the applicable date set forth in the Participant’s Award Agreement, provided that the Participant remains continuously employed by, or providing services to the Company or one of its Affiliates through the applicable date set forth in the Participant’s Award Agreement. A Participant will only be entitled to payment in respect of his or her Award if (i) the Participant satisfies all conditions of this Plan and the Award Agreement and (ii) he or she executes (and does not revoke) a general release of claims against the Company and its Affiliates and their respective directors, officers, managers, stockholders, members, and representatives, in a form reasonably prescribed by the Company (the “Release”).
6.2Employment Requirement. Except with respect to any earlier payment under Section 7 or Section 8, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate in accordance with the terms of this Plan.
7.Termination of Employment.
7.1Employment Requirement. Except as otherwise provided in Section 7.2 or Section 7.3, (a) if a Participant’s employment terminates for any reason prior to the date that Awards are earned for a particular Milestone as set forth in Participant’s Award Agreement, all of such Participant’s rights to an Award in respect of any Milestone not yet attained hereunder shall be automatically forfeited without consideration; and (b) if a Participant has received a payment with respect to the first Retention Date, as set forth Section 5.2(b) and its applicable Award Agreement, and Participant’s employment terminates (other than for a reason described in Section 7.2 or 7.3) prior to December 31, 2024, then Participant agrees to repay to the Company the entire gross amount paid on the first Retention Date.
7.2Termination of Employment Due to Death or Disability. If a Participant’s employment is terminated by reason of the Participant’s death or Disability, the Participant or their beneficiary will receive, without duplication of any amounts previously paid, the full Award, calculated as if each of the applicable Milestones under Section 5.2 is achieved, whether or not actually achieved, and payable in a lump sum payment as soon as practicable (but in any event within thirty (30) days) following the Participant’s termination date. In the case of a

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Participant’s Disability, the termination shall be deemed to have occurred on the date that the Administrator determines that the Participant is Disabled.
7.3Termination without Cause; Resignation for Good Reason. If a Participant’s employment is terminated by the Company without Cause, or if Participant resigns for Good Reason, then Participant will receive, without duplication of any amounts previously paid, the full Award, calculated as if each of the applicable Milestones under Section 5.2 is achieved, whether or not actually achieved, and payable in a lump sum payment, subject to Participant’s execution and non-revocation of the Release within forty-five (45) days following the termination date. Payment shall be made the day following the effective date of the Release.
7.4Termination for Cause; Resignation without Good Reason. For the avoidance of doubt, if a Participant’s employment is terminated by the Company for Cause, or if Participant resigns without Good Reason, then such Participant will automatically forfeit the right to receive any Award without consideration.
8.Change in Control.
8.1In the event of a Change in Control, then Participant will receive, without duplication of any amounts previously paid, the full Award, calculated as if each of the Milestones under Section 5.2 is achieved, whether or not actually achieved, but subject to Participant’s continued employment with the Company or one of its Affiliates through each payment date described in Section 8.2.
8.2In the event an Award becomes payable in connection with a Change in Control, the Award shall be paid in three (3) substantially equal monthly installments, with the first installment being paid upon the consummation of the Change in Control, and the remaining installments being paid in each of the first two months immediately following the Change in Control, subject to Participant remaining employed through each such payment date; provided, that, if a Participant’s employment is terminated by reason of the Participant’s death or Disability, by the Company without Cause or if Participant resigns for Good Reason, in each case following the consummation of the Change in Control, any unpaid amounts under this Section 8.2 shall be payable in a lump sum in connection with such termination, subject to Participant’s execution and non-revocation of the Release within forty-five (45) days following the termination date and payment shall be made as soon as practicable (but in any event within thirty (30) days) following the effective date of the Release.
9.General Provisions.
9.1Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
9.2Non-Transferability. An individual’s rights and interests under the Plan, including any Award previously made to such individual or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a

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designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.
9.3No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any Person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.
9.4Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Administrator may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.
9.5Amendment or Termination of the Plan. The Administrator may, at any time, amend, suspend or terminate the Plan in whole or in part, subject to Section 3.2.
9.6Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other Person. To the extent that a Person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
9.7Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Delaware without regard to conflicts of law.
9.8Waiver of Trial by Jury. The Company and the Participant hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action arising under this Plan or Award, or in any way connected with or related or incidental to the dealings of the Participants hereto in respect of this Plan or any Award hereunder, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The Company and, by accepting an Award hereunder, each Participant hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury, and that the Company or any Participant may file a copy of this Plan hereunder with any court as written evidence of the consent of the Company or the Participant to the waiver of his, her or its right to trial by jury.
9.9Entire Understanding. This Plan, together with the Award Agreement, sets forth the entire understanding between the Company and the Participant with respect to the matters referred to herein and supersedes all prior representations, commitments, understandings or agreements.

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9.10Beneficiaries. To the extent that the Administrator permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.
9.11Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision to the contrary, payments provided under this Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Plan that may be excluded from Section 409A of the Code as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. Notwithstanding the foregoing, neither the Company nor any of its Affiliates makes any representations that the payments and benefits provided under this Plan comply with Section 409A of the Code, and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Participants of this Plan on account of non-compliance with Section 409A of the Code.
9.12Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
9.13Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
9.14Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
9.15Clawback. All Awards are subject to the Company’s clawback policy as may be in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant. The Plan will be administered in accordance with Section 10D of the Securities Exchange Act of 1934, any applicable rules and regulations promulgated by the Securities Exchange Commission and any national securities exchange or national securities association on which shares of stock may be traded, and any Company policy regarding compensation recoupment. The actions permitted to be taken by the Company under this Section 9.15 is in addition to, and not in lieu of, any and all other rights of the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.

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IN WITNESS WHEREOF, the Company has executed this Plan effective as of August 28, 2024.

Bakersfield Renewable Fuels, LLC

By:
Name: Noah Verleun
Title: President

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Appendix A
Form of Award Agreement
[Date]

Dear [Participant]:

We are pleased to inform you that you have been granted an award (the “Award”)1 under the Bakersfield Renewable Fuels Executive Short-Term Incentive Plan (the “Plan”). Capitalized terms that are not defined in this Award Agreement are defined in the Plan.

This Award Agreement and your Award are subject in all respects to the terms and conditions of the Plan, the terms of which are incorporated by reference, and may be amended by the Administrator in its sole discretion. To the extent this Award Agreement conflicts in any way with the Plan, the Plan shall govern.

Your Award is subject to the achievement of the Milestones set forth in the Plan. The amount of your Award payable upon achievement of each Milestone is set forth on Exhibit A attached hereto.

In the event your employment with the Company or its Affiliate terminates for any reason other than death, Disability, termination by the Company without Cause or resignation by you for Good Reason, in any case prior to the payment date for a Milestone, you will automatically forfeit the remaining amount your Award for no consideration and will cease to participate in the Plan. To the fullest extent permitted by applicable law, your Award will be subject to the Company’s clawback policy as may be in effect from time to time and, in accordance with such policy, may be subject to the requirement that your Award be repaid to the Company.

For purposes of your Award, “Cause” and “Good Reason” shall have the definitions set forth below:

“Cause” means (a) your failure to efficiently and diligently carry out your duties and responsibilities; (b) your intentional act or omission of misconduct (whether at or outside work) that adversely and materially prejudices the interests or reputation of the Company; (c) your resignation as a [title] or [manager] of any Group Company (if applicable) without the written consent of the [title] or is disqualified from holding or ceases to hold office as a [title] or [manager] of the Company or any Group Company or by virtue of any court order, under any provision of law, or under any provision of the Company’s or a Group Company’s constituent documents save where this arises by reason of your not being re-elected as a [manager] or [title] (as appropriate) at any annual meeting of the Company or any Group Company or at which, under such constituent documents, you are to retire by rotation; (d) you commit, or are convicted of, plead guilty or nolo contendere to, any felony or criminal offense involving dishonesty, fraud,
1 Each Participant’s Award Agreement will be tailored based on its applicable Award (as defined in the Plan).
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theft or embezzlement, or which materially impacts your job performance or reflects poorly on the Company; (e) you are at work under the influence of alcohol and your job performance is materially affected thereby; (f) you are at work and are in possession of and/or under the influence of a controlled substance not prescribed by a licensed health care provider; (g) you are expelled, suspended or subject to any serious disciplinary action by any relevant professional body or lose any approval given to you by any statutory or regulatory authority as a result of which you are no longer able to perform your duties; or (h) you fail to comply at any time with applicable laws, regulations, rules and codes of conduct, including without limitation the Foreign Corrupt Practices Act of 1977 (FCPA), the Exchange Act, and the Sarbanes-Oxley Act of 2002. It shall be your responsibility to be aware of the provisions of such rules and codes.

"Good Reason” means (a) your demotion by means of a reduction in authority, responsibilities, duties or title with respect to the Company to a position of materially less stature or importance within the Company, excluding for this purpose an insubstantial or inadvertent action not taken in bad faith; (b) a material reduction in your base salary; (c) any change in your principal place of work 50 miles from your current primary site of employment; or (d) a material breach by the Company of this Agreement; provided, however, that no act or omission described in (a) through (d) shall be treated as Good Reason under the Plan unless (i) you deliver to the Company a written statement of the basis of your belief that Good Reason exists within thirty (30) days of the act or omission that you believe constitutes Good Reason, (ii) you give the Company sixty (60) days after delivery of such statement to cure the basis of such belief, and (iii) you actually resign during the five (5) day period which begins immediately after the end of such sixty (60) day period if Good Reason continues to exist.

This Award and Award Agreement are strictly confidential, and will be automatically forfeited and cancelled if, without the Company’s approval, you disclose the terms of your Award to any Person other than immediate family members, legal advisors or personal tax or financial advisors. The Plan and this Award Agreement contain the entire understanding between you, the Company and its Affiliates with respect to the covered subject matter, and supersede any and all prior agreements between you and the Company and its Affiliates with respect to this subject matter.

Your participation in the Plan is contingent upon your execution and delivery to the Company of the Acknowledgement below. Please execute the Acknowledgement and return it to the Company within seven days of receiving it.

[Signature page follows]

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Bakersfield Renewable Fuels, LLC

By:     ___________________________
Name:
Title:

Acknowledgement

I hereby acknowledge that I have received and reviewed a copy of the Plan and this Award Agreement, and the Award and my participation in the Plan are subject in all respects to the terms and conditions of the Plan and Award Agreement. I understand and agree to the terms and conditions of the Plan and this Award Agreement.

[Name of Participant]

___________________________

Date: [Month] __, [Year]

Exhibit A to Participant Award Agreement

[To Come]
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